EXHIBIT 99.1

NATIONAL COAL CORP. REPORTS FOURTH QUARTER AND YEAR END 2009 RESULTS

-	2009 revenues from continuing operations totaled approximately $88.0 million, up 35.2% from $65.1 million in 2008

-	Tons of coal sold during 2009 increased approximately 20% to 1.2 million tons, up from 1.0 million tons sold during the year-ago period

-	2009 net loss from continuing operations decreased 30.5% from $25.5 million in 2008 to $17.7 million in 2009, and adjusted EBITDA for the year increased to $0.1 million, from ($6.9) million in 2008

-	Revenues for fourth quarter 2009 totaled approximately $23.3 million, up 71.1% from $13.6 million in the fourth quarter 2008

-	Production from continuing operations decreased 17.7% from 1.0 million tons in 2008 to 0.8 million tons in 2009

Knoxville, Tenn. – (March 31, 2010) – National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, reports that for the year ended December 31, 2009, it achieved total revenues from continuing operations of $88.0 million based primarily on the sale of 1.2 million tons of coal.  In the same prior-year period, National Coal generated revenues from continuing operations of $65.1 million based primarily on the sale of 1.0 million tons of coal.

For the three months ended December 31, 2009, total revenues from continuing operations of $23.3 million were based primarily on the sale of 0.3 million tons of coal at an average net sales price of $74.74 per ton. Revenues from continuing operations for the same period in 2008 totaled $13.6 million and were based primarily on the sale of approximately 0.2 million tons of coal at an average net sales price of $75.00 per ton. The Company had a net loss for the quarter of $4.3 million versus a net loss of $7.9 million in the year-ago quarter.

For the twelve months ended December 31, 2009, National Coal reports a net loss from continuing operations of $17.7 million or $0.52 per diluted share compared to a net loss of $25.5 million or $0.83 per diluted share for the twelve months ended December 31, 2008. During 2009, the Company’s continuing operations produced 0.8 million tons of coal and sold 1.2 million tons of coal; this compares to 1.0 million tons produced and 1.0 million tons sold during 2008. Also for the year ended December 31, 2009, National Coal had an Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (“Adjusted EBITDA”) of $0.1 million, compared to an Adjusted EBITDA of ($6.9) million for the year ended December 31, 2008.

Liquidity

At December 31, 2009, the Company had cash and cash equivalents of approximately $1.2 million and negative working capital of approximately $54.8 million. Cash flows provided by (used in) continuing operations were approximately $38,000, $(9.6) million and $(9.1) million for the years ended December 31, 2009, 2008 and 2007, respectively.

During the first quarter of 2010, National Coal experienced a significant reduction in cash receipts following the suspension of coal shipments to a major customer due to freezing weather in the Southeastern United States, the resulting impact on cash has been financed primarily by the Company’s vendors, resulting in a significant increase in accounts payable since the beginning of the year.  The deterioration in National Coal’s financial position has caused Centaurus Energy Master Fund, LP, the lender under the Company’s short-term revolving credit facility and the holder of $30.3 million (or 72.1%) of its 10.5% Notes due 2010, to assert that National Coal is insolvent, which assertion the Company disputes. The Company nonetheless is in default under its $5 million short-term revolving credit agreement as of the date of this report.  Under the terms of this facility, the annual financial statements that we file with the SEC must be reported on without a “going concern” qualification from our independent certified public accountants. Because the accompanying accountants’ report for the year ended December 31, 2009, does contain a going concern explanatory paragraph, the Company is in default of this covenant as of the date this report is filed.  While the Company has not obtained an agreement from Centaurus to forbear from exercising its available remedies, Centaurus has indicated that it will not immediately seek to accelerate the amounts due under the revolving credit agreement so long as the Company continues to pursue a transaction that pays down this indebtedness in the near term.
Additionally, the Company has concluded that it will not be able to generate from operations the amount of cash necessary to pay in December 2010 the amounts due on its 10.5% Notes due 2010 and its short-term revolving credit facility, the combined outstanding principal balance of which was $45.0 million at December 31, 2009.  Accordingly, the Company’s immediate focus is to improve its operating liquidity in the short-term by reducing accounts payable to historical levels, and to pay off its secured debt by its maturity date.  The Company has explored and continues to explore a number of options to achieve both of these objectives, including selling assets, refinancing its debt, exchanging its equity for its debt, selling the Company, merging with another company, or some combination of these options.  National Coal is presently negotiating with a third party to sell a portion of its assets to improve its working capital, including reducing amounts due Centaurus under the $5 million short-term credit facility, which will address the default under this facility and the immediate insolvency issues raised by Centaurus. If the Company is unsuccessful in this and other attempts to remedy its insolvency issues, it will consider whether to pursue these and other potential transactions after filing for protection under the federal bankruptcy laws.

“We are working with Centaurus to find a near term solution to our default under the credit agreement and to address our liquidity issues,” explains Daniel A. Roling, President and CEO at National Coal Corp. “We are in negotiation with a third party to sell a portion of our assets to improve working capital, including reducing amounts owed to Centaurus.”

2009 Review

During 2009, National Coal idled one of its higher cost underground mines in order to take advantage of purchased coal prices that were lower than its mining cost at that mine. As a result of the mine closure, the Company’s cost per ton sold during 2009 compared to 2008 from its continuing operations declined by $10.44 due primarily to decreases in labor of $3.26 per ton sold, freight and fuel costs of $5.38 per ton sold and equipment usage costs of $1.80 per ton sold.

To offset the production shortfall from the mine closure, National Coal purchased 355,459 tons of coal at an average price of $60.65 in 2009 compared to 31,084 tons in 2008 at an average price of $47.58 per ton leading to an increase in the average cost per ton sold of $16.85 in 2009.

National Coal invested approximately $6.2 million in equipment and mine development in its continuing operations during the year ended December 31, 2009. During 2010, management expects to incur approximately $3.6 million to maintain existing assets.

In June 2009, National Coal of Alabama, Inc. defaulted on its $60 million credit agreement entered into October 2007 with TCW Asset Management Company and various lenders. The lenders foreclosed on the outstanding capital stock of National Coal of Alabama. However, no creditor of National Coal of Alabama, including the lenders under the $60 million credit agreement, has a lien or encumbrance on assets of National Coal Corp. or its other subsidiaries.

As of June 30, 2009, National Coal of Alabama accounted for approximately 55% of National Coal Corp.’s debt and liabilities, approximately 39% of its consolidated revenues for the six months then ended, and about 16% of its December 2008 total reserves. The Company acquired National Coal of Alabama in October 2007, using a combination of debt and equity to finance the acquisition and fund the subsidiary’s operations.

2010 Outlook

The Company’s overall outlook for 2010 is one of cautious optimism. Electricity demand has declined two consecutive years -- 2008 and 2009. This is the first time in well over 60 years electricity generation has declined in the United States of America for two consecutive years. The significance is that 93% of coal consumed in the United States, is consumed generating electricity. This decline has resulted in a decline in coal burn of 113 million tons.

The impact of this situation has been clearly felt by National Coal and its stakeholders. Looking forward, but mindful of the combined obstacles we faced in 2009, and the impact of a major customer exercising its rights of force majeure in early 2010, the outlook is challenging. However, the Company does have significant tons committed at strong prices and a plan to meet its near-term liquidity needs.  Committed sales for 2010 are 0.9 million tons at an average contracted price of $79.62 per ton, for 2011 are 0.8 million tons at an average contracted selling price of $76.03 per ton, and for 2012 are 0.5 million tons at an average contracted selling price of $73.70 per ton.

Roling says, “Aside from the significant trouble we are facing in restructuring our debt, our production goals and efforts to reduce costs continue.  We have been affected by the fluctuating market and economy, as have many other steam coal producers.”

National Coal’s production goals for 2010, 2011, and 2012 will reflect anticipated market demand as well as our restructured capacity. We continue to anticipate having the ability to produce more than our contracted tonnage.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee. Currently, National Coal employs about 220 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States.  For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

Information About Forward Looking Statements

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance.  Examples of forward looking-statements include the Company’s efforts to address the deterioration in its financial position, including its efforts to sell assets.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to the risks more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

 NATIONAL COAL CORP.
CALCULATION OF EBITDA
(Unaudited)
(Dollars in thousands)

EBITDA is defined as net loss plus (i) other (income) expense, net, (ii) interest expense, (iii) depreciation, depletion, accretion and amortization minus (iv) interest income.  We present EBITDA to enhance understanding of our operating performance.  We use EBITDA as criterion for evaluating our performance relative to that of our peers, including measuring our cost effectiveness and return on capital, assessing our allocations of resources and production efficiencies and making compensation decisions.  We believe that EBITDA is an operating performance measure that provides investors and analysts with a measure of our operating performance and permits them to evaluate our cost effectiveness and production efficiencies relative to competitors.  However, EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows.  The following reconciles our net loss to EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net loss	(4,314,614)	(7,933,612)	(19,214,548)	(34,892,950)
Other (income) expense, net	(91,561)	30,352	(155,504)	1,861,879
Interest income	52,195	(157,643)	(170,086)	(730,102)
Interest expense	1,841,609	1,651,212	6,879,517	7,277,975
Depreciation, depletion, amortization and accretion	2,396,377	1,811,869	9,925,328	8,847,711
EBITDA	(115,994)	(4,597,822)	(2,735,293)	(17,635,487)
Stock compensation expense	252,933	313,836	1,379,893	1,313,948
Discontinued operations, net of tax	-	1,231,920	1,485,157	9,385,238
Adjusted EBITDA	136,939	(3,052,066)	129,757	(6,936,301)

National Coal Corp.
Consolidated Balance Sheets

	December 31, 2009	December 31, 2008

Assets
Current Assets:
Cash and cash equivalents	$1,185,725	$3,908,469
Accounts receivable, net	366,680	474,351
Inventory	1,403,972	2,957,654
Prepaid and other current assets	1,550,919	1,282,777
Current assets of discontinued operations	-	9,751,877
Total Current Assets	4,507,296	18,375,128

Property, plant, equipment and mine development, net	40,298,450	43,674,758
Deferred financing costs	890,048	1,238,267
Restricted cash	6,211,637	11,338,137
Other non-current assets	906,097	1,562,901
Long term assets of discontinued operations	-	71,620,026
Total Assets	$52,813,528	$147,809,217

Liabilities and Stockholders' (Deficit) Equity
Current Liabilities:
Accounts payable	$11,551,663	$6,188,085
Accrued expenses	1,065,355	880,632
Borrowings under short-term line of credit	3,000,000	-
Current maturities of long term debt	42,372,933	2,336,191
Current installments of obligations under capital leases	1,237,358	1,886,251
Current portion of asset retirement obligations	98,528	145,282
Deferred revenue	-	1,241,840
Current liabilities of discontinued operations	-	11,735,695
Total Current Liabilities	59,325,837	24,413,976

Long - term debt, less current maturities, net of discount	270,291	41,892,645
Obligations under capital leases, less current installments	140,958	1,314,188
Asset retirement obligations, less current portion	3,790,212	3,763,720
Deferred revenue	1,000,000	1,303,655
Other non-current liabilities	589,139	2,138,235
Long-term liabilities of discontinued operations	-	67,492,063
Total Liabilities	65,116,437	142,318,482

Stockholders' (Deficit) Equity:
Common Stock, $.0001 par value; 80 million shares authorized;
34,313,889 and 34,184,824 shares issued and outstanding at December 31,
2009 and December 31, 2008, respectively	3,431	3,418
Additional paid in capital	116,191,838	114,770,947
Accumulated deficit	(128,498,178)	(109,283,630)
Total Stockholders' (Deficit) Equity	(12,302,909)	5,490,735
Total Liabilities and Stockholders' (Deficit) Equity	$52,813,528	$147,809,217

See Accompanying Notes to Consolidated Financial Statements.

National Coal Corp.
Consolidated Statements of Operations

	Year Ended December 31,
	2009	2008	2007
Revenues:
Coal sales	$85,598,350	$61,827,845	$79,038,521
Other revenues	2,437,132	3,223,401	837,278
Total revenues	88,035,482	65,051,246	79,875,799

Operating expenses:
Cost of coal sales (exclusive of depreciation, depletion, amortization and accretion)	80,323,782	62,847,621	77,064,753
Cost of coal services (exclusive of depreciation, depletion, amortization and accretion)	2,325,490	2,818,582	-
Depreciation, depletion, amortization and accretion	9,925,328	8,847,711	14,661,153
General and administrative	6,636,346	7,635,292	6,969,932
Total operating expenses	99,210,946	82,149,206	98,695,838

Loss from continuing operations	(11,175,464)	(17,097,960)	(18,820,039)

Other income (expense):
Interest expense	(6,879,517)	(7,277,975)	(8,990,387)
Interest income	170,086	730,102	1,179,458
Other	155,504	(1,861,879)	1,030,932
Other income (expense)	(6,553,927)	(8,409,752)	(6,779,997)

Loss from continuing operations before income taxes	(17,729,391)	(25,507,712)	(25,600,036)

Income tax benefit	-	-	-

Loss from continuing operations	(17,729,391)	(25,507,712)	(25,600,036)

Loss from discontinued operations, net of taxes	(1,485,157)	(9,385,238)	(164,327)

Net loss	(19,214,548)	(34,892,950)	(25,764,363)

Preferred stock dividend	-	(130,188)	(398,891)
Preferred stock deemed dividend	-	(593,563)	(4,058,358)

Net loss attributable to common shareholders	$(19,214,548)	$(35,616,701)	$(30,221,612)

Loss per common share from continuing operations - basic and diluted	$(0.52)	$(0.83)	$(1.45)

Loss per common share from discontinued operations - basic and diluted	$(0.04)	$(0.30)	$(0.01)

Loss per common share - basic and diluted	$(0.56)	$(1.13)	$(1.46)

Weighted average common shares outstanding	34,004,575	31,525,271	20,680,015

See Accompanying Notes to Consolidated Financial Statements.

National Coal Corp.
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2009	2008	2007

Operating Activities
Net loss	$(19,214,548)	$(34,892,950)	$(25,764,363)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Loss from discontinued operations, net of tax	1,485,155	9,385,238	164,327
Depreciation, depletion, amortization and accretion	9,925,328	8,847,711	14,661,153
Amortization of deferred financing costs	1,012,412	490,796	906,488
Amortization of debt discount	680,824	735,728	621,220
Gain (loss) on disposal of assets	159,431	(108,427)	(1,059,786)
Loss on sale of Straight Creek properties	-	365,025	-
Loss on extinguishment of debt	-	1,676,202	50,720
Settlement of asset retirement obligations	(134,618)	(205,525)	(430,655)
Stock option expense	1,379,893	1,313,948	1,436,996
Issuance of stock in lieu of payment for services	-	-	531,500
Changes in operating assets and liabilities:
Accounts receivable	107,671	1,741,883	1,310,523
Inventory	1,164,099	(725,497)	66,140
Prepaid and other current assets	273,437	429,788	627,866
Other non - current assets	744,805	18,605	96,811
Accounts payable and accrued expenses	5,548,301	(1,749,041)	(2,884,636)
Deferred revenue	(1,545,495)	1,241,840	521,379
Other non - current liabilities	(1,549,096)	1,883,469	55,337
Net cash flows used in operating activities from continuing operations	37,599	(9,551,207)	(9,088,980)
Net cash flows provided by (used in) operating activities from discontinued operations	3,676,903	5,356,468	(82,065)
Net cash flows provided by (used in) operating activities	3,714,502	(4,194,739)	(9,171,045)

Investing Activities
Capital expenditures	(5,833,661)	(8,442,724)	(4,359,850)
Proceeds from sale of Straight Creek properties	-	10,638,570	-
Proceeds from sale of equipment and mine development, net	-	-	2,375,935
Decrease in restricted cash	5,126,500	5,173,672	734,942
Additions to prepaid royalties	(88,000)	(493,819)	(6,164)
Net cash (used in) provided by investing activities from continuing operations	(795,161)	6,875,699	(1,255,137)
Net cash used in investing activities from discontinued operations	(2,153,052)	(2,947,254)	(69,530,391)
Net cash (used in) provided by investing activities	(2,948,213)	3,928,445	(70,785,528)

Financing Activities
Proceeds from issuance of common and preferred stock	-	10,843,798	35,798,648
Proceeds from stock option exercises	-	1,037,125	-
Proceeds from issuance of notes	-	-	441,077
Proceeds under short-term line of credit	5,000,000	-	2,000,000
Repayments of debt	(4,842,867)	(13,951,676)	(5,518,091)
Repayments of obligations under capital leases	(2,029,010)	(175,761)	(740,608)
Payments for deferred financing costs	(793,305)	(204,113)	(109,333)
Payment of deferred dividends	-	(244,405)	-
Dividends paid	-	-	(239,458)
Payment of cash to induce conversion of preferred stock	-	-	(1,702,153)
Other	-	32,080	-
Net cash flows (used in) provided by financing activities from continuing operations	(2,665,182)	(2,662,952)	29,930,082
Net cash flows (used in) provided by financing activities from discontinued operations	(823,851)	(1,985,301)	56,668,622
Net cash flows (used in) provided by financing activities	(3,489,033)	(4,648,253)	86,598,704

Net (decrease) increase in cash and cash equivalents	(2,722,744)	(4,914,547)	6,642,131
Cash and cash equivalents at beginning of year	3,908,469	8,823,016	2,180,885
Cash and cash equivalents at end of year	$1,185,725	$3,908,469	$8,823,016

Supplemental Cash Flow Information
Cash paid during the year for interest	$5,778,149	$14,142,123	$9,381,725
Non-cash investing and financing activities from continued operations:
Preferred stock effective dividends	$-	$593,563	$-
10.5% Senior Secured Notes exchanged for common stock	-	13,158,958	-
Financed equipment acquisitions	77,700	3,574,173	4,914,339
Equipment acquired through obligations under capital leases	336,000	3,325,500	248,900
Asset retirement obligations incurred, acquired or recosted	695,120	2,067,097	2,671,909
Issuance of warrants	-	-	1,374,676
Common stock issued for mineral rights	-	5,000,000	-
Interest and fees paid in-kind or financed	2,100,000	-	-
See Accompanying Notes to Condensed Consolidated Financial Statements.